                                                                   EXHIBIT 12.1
                           TELE-COMMUNICATIONS, INC.
                         AND CONSOLIDATED SUBSIDIARIES
   CALCULATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
                                STOCK DIVIDENDS
                   (AMOUNTS IN MILLIONS, EXCEPT FOR RATIOS)
                                  (UNAUDITED)

                                    YEAR ENDED DECEMBER 31,               SIX MONTHS ENDED JUNE 30,
                          ----------------------------------------------  -------------------------------
                          PRO FORMA                                       PRO FORMA
                            1993    1993 (a) 1992 (a) 1991   1990   1989     1994     1994      1993 (a)
                          --------- -------- -------- -----  -----  ----  ----------  --------  ---------
Earnings (losses) from
 continuing operations
 before income taxes....    $--        161       45    (108)  (308) (389)        103        90         134
Add:
 Interest on debt.......     --        738      815     928    990   895         409       367         367
 Interest portion of
  rentals...............      35        23       22      23     23    19          18        12          11
 Amortization of debt
  expense...............      16        12        9       6      6     5           8         5           6
 Distributions from and
  (earnings) losses of
  less than 50%-owned
  affiliates with debt
  not guaranteed by TCI.      27        26      (10)    (27)    34    46          15       (11)         10
 Minority interests in
  earnings (losses) of
  consolidated subsidi-
  aries, including pre-
  ferred stock dividend
  requirement of consol-
  idated subsidiaries...      70        13      277      24    (63)  (36)         30         4           8
 Elimination of pre-
  ferred stock dividend
  requirement of consol-
  idated subsidiaries to
  50%-owned affiliates..     --        --      (250)    (42)   (36)  (31)        --        --          --
 Preferred stock divi-
  dend requirements of
  50%-owned affiliates,
  other than amounts to      --        --       175      23     15    25         --        --          --
  TCI...................    ----      ----    -----   -----  -----  ----    --------  --------    --------
 Earnings available for
  combined fixed charges
  and preferred stock       $--        973    1,083     827    661   534         583       467         536
  dividends.............    ====      ====    =====   =====  =====  ====    ========  ========    ========
Combined fixed charges
 and preferred stock
 dividends:
 Interest on debt:
 TCI and consolidated
  subsidiaries..........    $--        731      718     826    868   766         372       363         363
 Elimination of interest
  of consolidated sub-
  sidiaries to 50%-owned
  affiliates............     --        --       (36)    (47)   (51)  (51)        --        --          --
 TCI's proportionate
  share of interest of        67         7      133     149    173   180          37         4           4
  50%-owned affiliates..    ----      ----    -----   -----  -----  ----    --------  --------    --------
                             --        738      815     928    990   895         409       367         367
Interest portion of
 rentals................      35        23       22      23     23    19          18        12          11
Amortization of debt ex-
 penses.................      16        12        9       6      6     5           8         5           6
Preferred stock dividend
 requirements of consol-
 idated subsidiaries....      71        14      281      61     56    46          36         7           7
Elimination of preferred
 stock dividend require-
 ments of consolidated
 subsidiaries to 50%-
 owned affiliates.......     --        --      (250)    (42)   (36)  (31)        --        --          --
Preferred stock dividend
 requirements of 50%-
 owned affiliates, other
 than amounts to TCI....     --        --       175      23     15    25         --        --          --
Preferred stock dividend
 requirements of the
 Company................     --        --       --      --     --    --          --        --          --
Capitalized interest....      10         9        6       5      6     5           7         6           3
                            ----      ----    -----   -----  -----  ----    --------  --------    --------
Total fixed charges.....    $--        796    1,058   1,004  1,060   964         478       397         394
                            ====      ====    =====   =====  =====  ====    ========  ========    ========
Ratio of earnings to
 combined fixed charges
 and preferred stock
 dividends..............     --       1.22     1.02     --     --    --         1.22      1.18        1.36
Deficiency..............    $--        --       --     (177)  (399) (430)        --        --          --

- --------
(a) Preferred stock dividend requirements have been increased to an amount representing the pretax earnings which would be required to cover such dividend requirements. The effective income tax rate utilized for purposes of increasing preferred stock dividend requirements in 1993 has been adjusted to exclude the effect of the federal income tax rate change in the third quarter of 1993.

                                                                    (continued)

                           TELE-COMMUNICATIONS, INC.
                         AND CONSOLIDATED SUBSIDIARIES
CALCULATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                              DIVIDENDS, CONTINUED
                    (AMOUNTS IN MILLIONS, EXCEPT FOR RATIOS)
                                  (UNAUDITED)

  Fixed charges related to interest on debt of less than 50%-owned affiliates guaranteed by TCI:

       Years ended December 31,
         1989.......................................................... $   745
         1990..........................................................     710
         1991..........................................................     506
         1992..........................................................   2,517
         1993..........................................................  13,833
         Pro forma 1993................................................  14,365
       Three Months Ended March 31,
         1993.......................................................... $   629
         1994..........................................................   3,458
       Six Months Ended June 30,
         1993.......................................................... $ 1,258
         1994..........................................................   5,927
         Pro forma 1994................................................   6,193